As filed with the Securities and Exchange Commission on November 5, 2026

Registration No. 333- 275275

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NLI Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	13-5267260
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

Three Lincoln Centre

5430 LBJ Freeway, Suite 1700

Dallas, Texas 75240-2620

(Address of principal executive offices) (Zip code)

NLI Holdings, Inc. 2023 Non-Employee Director Stock Plan

(formerly known as the NL Industries, Inc. 2023 Non-Employee Director Stock Plan)

(Full title of the plan)

Jane R. Grimm

Secretary and Associate General Counsel

NLI Holdings, Inc.

Three Lincoln Centre

5430 LBJ Freeway, Suite 1700

Dallas, Texas 75240-2620

(Name and address of agent for service)

(972) 233-1700

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer☐	Accelerated filer☐
Non-accelerated filer☒	Smaller reporting company☐
Emerging growth company☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

EXPLANATORY NOTE:

REINCORPORATION AND ADOPTION OF REGISTRATION STATEMENT

On May 26, 2026 (the “Effective Time”), NL Industries, Inc., a New Jersey corporation (the “Predecessor Registrant”), merged with and into its wholly owned subsidiary NLI Holdings, Inc., a Delaware corporation (the “Registrant”), with the Registrant as the surviving corporation, for the purpose of changing the Predecessor Registrant’s state of incorporation from New Jersey to Delaware (the “Reincorporation”). As a result of the Reincorporation, the Predecessor Registrant’s name changed from NL Industries, Inc. to NLI Holdings, Inc. The Reincorporation was effected pursuant to an Agreement and Plan of Merger dated as of May 19, 2026 (the “Plan of Merger”), between the Predecessor Registrant and the Registrant. As previously disclosed, the Plan of Merger and transactions contemplated thereby were approved by the shareholders of the Predecessor Registrant at the annual meeting of the shareholders of the Predecessor Registrant held on May 14, 2026. Unless the context otherwise requires, the terms “NLI Holdings, Inc.,” “we,” “our,” “the Company” and “us” refer to the Predecessor Registrant and its subsidiaries with respect to the period prior to the Effective Time and to the Registrant and its subsidiaries with respect to the period on and after the Effective Time.

Pursuant to the Plan of Merger, at the Effective Time:

●	the Registrant succeeded to the assets, continued the business and assumed the rights and obligations of the Predecessor Registrant existing immediately prior to the Effective Time; and
●	each outstanding share of common stock, par value $.125 per share, of the Predecessor Registrant (“Predecessor Common Stock”) automatically converted into one share of common stock, par value $.125 per share, of the Registrant (“Registrant Common Stock”).

Pursuant to Rule 12g-3(a) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the shares of Registrant Common Stock of the Registrant, as successor issuer, are deemed registered under Section 12(b) of the Exchange Act. The shares of Registrant Common Stock are listed for trading on the New York Stock Exchange under the symbol “NL” (which was also the symbol for the shares of Predecessor Common Stock prior to the Reincorporation).

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) is being filed by the Registrant pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), as the successor issuer to the Predecessor Registrant following the Reincorporation. In accordance with Rule 414(d) under the Securities Act, the Registrant, as successor to the Predecessor Registrant pursuant to Rule 12g-3 of the Exchange Act, hereby expressly adopts the following Registration Statement on Form S-8 of the Predecessor Registrant (the “Adopted Registration Statement”) as its own for all purposes of the Securities Act and the Exchange Act:

●	Registration File No. 333-275275, originally covering an aggregate of 200,000 shares of Predecessor Common Stock and relating to the NL Industries, Inc. 2023 Non-Employee Director Stock Plan.

The Registrant assumed the NL Industries, Inc. 2023 Non-Employee Director Stock Plan effective as of the Effective Time, pursuant to the Plan of Merger. The Regstrant’s board of directors amended the plan effective November 5, 2026, to reflect the name NLI Holdings, Inc. and to change references to New Jersey to Delaware.

Registration fees in connection with the Adopted Registration Statement were paid at the time of its original filing.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The SEC allows us to “incorporate by reference” information into this registration statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this registration statement, and subsequent information that we file with the SEC will automatically update this registration statement. We incorporate by reference into this registration statement the documents listed below:

●	our annual report on Form 10-K for the year ended December 31, 2025, as filed on March 9, 2026;
●	our quarterly report on Form 10-Q for the quarter ended March 31, 2026, as filed on May 6, 2026;
●	our quarterly report on Form 10-Q for the quarter ended June 30, 2026, as filed on August 5, 2026;
●	our quarterly report on Form 10-Q for the quarter ended September 30, 2026, as filed on November 5, 2026;
●	our current reports on Form 8-K filed with the SEC on May 14, 2026 and May 26, 2026, to the extent filed and not furnished;
●	the information specifically incorporated by reference into our annual report on Form 10-K for the year ended December 31, 2025 from our definitive proxy statement on Schedule 14A for our 2026 annual meeting of stockholders, filed with the SEC on March 25, 2026; and
●	the description of our capital stock contained in Exhibit 4.1 to our current report on Form 8-K filed with the SEC on May 26, 2026, and any subsequent amendments and reports filed to update such description.

In addition, all documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act, subsequent to the date of this Post-Effective Amendment and prior to the filing of a post-effective amendment to this registration statement that indicates all securities offered have been granted or that deregisters all remaining securities that have not been granted, shall be deemed to be incorporated by reference into this registration statement and to be a part of this registration statement from the date of the filing of such documents. We are not, however, incorporating, in each case, any documents or information that we are deemed to furnish and not file in accordance with SEC rules.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement (or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference into this registration statement), modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 6.  Indemnification of Directors and Officers.

Delaware General Corporation Law, our certificate of incorporation, and our bylaws contain provisions relating to the limitation of liability and indemnification of our directors and officers.

Our certificate of incorporation provides that our directors are not personally liable to us or our stockholders for monetary damages for breach of their fiduciary duties as directors, except for such liability as is expressly not subject to limitation under Delaware corporate law, as the same exists or may be amended to further limit or eliminate such liability. Existing Delaware law permits the elimination or limitation of directors’ personal liability to us or our stockholders for monetary damages for breach of their fiduciary duties as directors, except liability for:

●	any breach of a director’s duty of loyalty to us or our stockholders;

●	acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law;
●	any transaction from which a director derived improper personal benefit;
●	the unlawful payment of dividends; and
●	unlawful stock repurchases or redemptions.

Because of these exculpation provisions, stockholders may be unable to recover monetary damages against directors for actions taken by them that constitute negligence or that otherwise violate their fiduciary duties as directors, although it may be possible to obtain injunctive or other equitable relief with respect to such actions. If equitable remedies are not available to stockholders, stockholders may not have an effective remedy against a director in connection with the director’s conduct.

Our certificate of incorporation provides that we must, to the fullest extent permitted by law, indemnify any and all of our officers and directors, and provides that the provision in the certificate of incorporation does not limit the power of the Company to indemnify and advance expenses as authorized in the bylaws of the corporation.

Our bylaws provide as follows:

●	we must indemnify our directors and officers to the fullest extent permitted under Delaware law;
●	we must advance reasonable expenses (including attorneys’ fees) of a director or officer for an indemnifiable claim upon receipt of a written undertaking by or on behalf of the director or officer to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by us as authorized in our bylaws;
●	if we receive a claim for indemnification of expenses of an indemnifiable claim and do not pay the claim within 30 days of its receipt, the claimant may bring suit to recover the unpaid amount and, if successful in whole or in part, the claimant will also be entitled to be paid the expenses of prosecuting such claim; and
●	we may grant rights of indemnification and advancement of expenses to any person who is not at the time our current director or officer.

As permitted by Delaware law, we have entered into indemnity agreements with each of our directors and executive officers that require us to indemnify such persons from and against all expenses, liabilities or other matters arising out of their status as such or their acts, omissions or services rendered by such persons in such capacities or otherwise while serving at the request of the Company in any other capacity, to the fullest extent permitted by applicable Delaware law. The indemnification agreements generally provide our officers and directors with the same level of indemnification rights as currently provided in our governing documents, and sets forth the processes and procedures by which such indemnification is provided.

Additionally, we have in effect director and officer liability insurance.

Item 8.  Exhibits.

Exhibit	Description of Exhibit

2.1

Agreement and Plan of Merger dated as of May 19, 2026, by and between NL Industries, Inc. and NLI Holdings, Inc. – incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on May 26, 2026

4.1

Certificate of Incorporation of NLI Holdings, Inc.– incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on May 26, 2026

4.2	Bylaws of NLI Holdings, Inc.– incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on May 26, 2026
4.3	NL Industries, Inc. 2023 Non-Employee Director Stock Plan — incorporated by reference to Exhibit 10.1 to the registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2023
4.3.1*	First Amendment to the NL Industries, Inc. 2023 Non-Employee Director Stock Plan
5.1*	Opinion of Jane R. Grimm
23.1*	Consent of Jane R. Grimm (included in Exhibit 5.1)
23.2*	Consent of PricewaterhouseCoopers LLP
24.1*	Power of Attorney (included as part of the initial signature page of this registration statement).

*Filed herewith.

Item 9.  Undertakings.

A.The undersigned registrant hereby undertakes:

(1)to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

(iii)to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Dallas, state of Texas, on November 5, 2026:

NLI Holdings, Inc.

By:	/s/ Amy Allbach Samford
Amy Allbach Samford
Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Courtney J. Riley, Amy A. Samford, and Jane R. Grimm, and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same with all exhibits, thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Loretta J. Feehan	Chair of the Board (non-executive)	November 5, 2026
Loretta J. Feehan

/s/ Michael S. Simmons	Vice Chairman and Director	November 5, 2026
Michael S. Simmons

/s/ Courtney J. Riley	President and Chief Executive Officer and Director (Principal Executive Officer)	November 5, 2026
Courtney J. Riley

/s/ John E. Harper	Director	November 5, 2026
John E. Harper

/s/ Kevin B. Kramer	Director	November 5, 2026
Kevin B. Kramer

/s/ Meredith W. Mendes	Director	November 5, 2026
Meredith W. Mendes

/s/ Cecil H. Moore, Jr.	Director	November 5, 2026
Cecil H. Moore, Jr.

/s/ R. Gerald Turner	Director	November 5, 2026
R. Gerald Turner

/s/ Amy Allbach Samford	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	November 5, 2026
Amy Allbach Samford

/s/ Amy E. Ruf	Vice President and Controller (Principal Accounting Officer)	November 5, 2026
Amy E. Ruf